Exhibit 99.1
Silvergate Capital Corporation Announces Fourth Quarter 2021 Results
La Jolla, CA, January 18, 2022 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three and twelve months ended December 31, 2021.
Fourth Quarter 2021 Highlights
•Net income for the quarter was $21.4 million, compared to $23.5 million for the third quarter of 2021, and $9.1 million for the fourth quarter of 2020
•Net income available to common shareholders for the quarter was $18.4 million, or $0.66 per diluted common share, compared to net income of $23.5 million, or $0.88 per diluted share, for the third quarter of 2021, and net income of $9.1 million, or $0.47 per diluted share, for the fourth quarter of 2020
•The Silvergate Exchange Network (“SEN”) handled $219.2 billion of U.S. dollar transfers in the fourth quarter of 2021, an increase of 35% compared to $162.0 billion in the third quarter of 2021, and an increase of 270% compared to $59.2 billion in the fourth quarter of 2020
•Total SEN Leverage commitments were $570.5 million at December 31, 2021, compared to $322.5 million at September 30, 2021, and $82.5 million at December 31, 2020
•Digital currency customer related fee income for the quarter was $9.3 million, compared to $8.1 million for the third quarter of 2021, and $3.8 million for the fourth quarter of 2020
•Digital currency customers grew to 1,381 at December 31, 2021, compared to 1,305 at September 30, 2021, and 969 at December 31, 2020
•Average digital currency customer deposits grew to $13.3 billion during the fourth quarter of 2021, compared to $11.2 billion during the third quarter of 2021
•Completed $552.0 million equity offering, resulting in a total issuance of 3,806,895 shares of Class A common stock, for net proceeds of $530.3 million after deducting underwriting discounts and offering expenses
Full Year 2021 Highlights
•Net income for the year ended December 31, 2021 was $78.5 million compared to $26.0 million for the year ended December 31, 2020
•Net income available to common shareholders for the year ended December 31, 2021 was $75.5 million, or $2.91 per diluted common share, compared to net income of $26.0 million, or $1.36 per diluted share for the year ended December 31, 2020
•The SEN handled $787.4 billion of U.S. dollar transfers for the year ended December 31, 2021, compared to $135.7 billion for the year ended December 31, 2020
•Digital currency customer related fee income for the year ended December 31, 2021 was $35.8 million, compared to $11.1 million for the year ended December 31, 2020

Alan Lane, president and chief executive officer of Silvergate, commented, “2021 was another year of significant growth and momentum for Silvergate, driven by strong demand for our digital currency solutions powered by the SEN. Total deposits grew to $14.3 billion at the end of 2021 and our full year net income more than tripled compared to last year, reflecting growth in both fee income and net interest income. In the fourth quarter, we grew SEN utilization and transaction revenue, significantly grew SEN Leverage lines of credit and increased average deposits from digital currency customers to a record $13.3 billion. We also continued to build our stablecoin infrastructure capabilities, and announced the launch of the EJF Silvergate Venture Fund, an investment vehicle to support entrepreneurs who will help shape the future of the digital currency ecosystem. As we look forward to 2022 and beyond, I am excited about the opportunities and areas for growth that lie ahead as the digital currency industry continues to evolve.”

	As of or for the Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$21,391	$23,492	$9,119
Net income available to common shareholders	$18,375	$23,492	$9,119
Diluted earnings per common share	$0.66	$0.88	$0.47
Return on average assets (ROAA)(1)	0.50%	0.75%	1.14%
Return on average common equity (ROACE)(1)	7.25%	10.45%	12.60%
Net interest margin(1)(2)	1.11%	1.26%	2.85%
Cost of deposits(1)	0.00%	0.00%	0.01%
Cost of funds(1)	0.01%	0.01%	0.04%
Efficiency ratio(4)	52.08%	43.20%	65.87%
Total assets	$16,005,495	$12,776,621	$5,586,235
Total deposits	$14,290,628	$11,662,520	$5,248,026
Book value per common share	$46.55	$33.10	$15.63
Tier 1 leverage ratio	11.07%	8.71%	8.29%
Total risk-based capital ratio	55.60%	51.13%	23.49%

	Year Ended December 31,
	2021	2020

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$78,528	$26,038
Net income available to common shareholders	$75,512	$26,038
Diluted earnings per common share	$2.91	$1.36
Return on average assets (ROAA)	0.66%	1.03%
Return on average common equity (ROACE)	9.32%	9.78%
Net interest margin(2)	1.20%	3.00%
Cost of deposits(3)	0.00%	0.27%
Cost of funds(3)	0.01%	0.32%
Efficiency ratio(4)	51.06%	65.11%
________________________
(1)Data has been annualized.
(2)Net interest margin is a ratio calculated as net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.
(3)Cost of deposits and cost of funds for 2020 includes interest expense and accelerated premium amortization expense related to callable brokered certificates of deposit that were called during the second quarter of 2020.
(4)Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Currency Initiative
At December 31, 2021, the Company’s digital currency customers increased to 1,381 from 1,305 at September 30, 2021, and from 969 at December 31, 2020. At December 31, 2021, prospective digital currency customer leads in various stages of the customer onboarding process and pipeline was above 300. For the fourth quarter of 2021, $219.2 billion of U.S. dollar transfers occurred on the SEN, a 35% increase from $162.0 billion transfers in the third quarter of 2021, and an increase of 270% compared to $59.2 billion in the fourth quarter of 2020. Based on digital currency industry transaction data provided by Coin Metrics, bitcoin and ether dollar trading volumes increased by 14% during the fourth quarter of 2021 compared to the third quarter of 2021.

Results of Operations, Quarter Ended December 31, 2021
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
The Company’s securities portfolio includes tax-exempt municipal bonds with tax-exempt income from these securities calculated and presented below on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $40.2 million for the fourth quarter of 2021, compared to $39.0 million for the third quarter of 2021, and $22.4 million for the fourth quarter of 2020.
Compared to the third quarter of 2021, net interest income increased $1.2 million, due to increased interest income, while interest expense remained flat. Average total interest earning assets increased by $2.2 billion for the fourth quarter of 2021 compared to the third quarter of 2021, primarily due to increased interest earning deposits in other banks. The average yield on interest earning assets decreased from 1.27% for the third quarter of 2021 to 1.11% for the fourth quarter of 2021, primarily due to lower yields on recently purchased securities and, to a lesser extent, interest earning deposits in other banks being a greater percentage of interest earning assets.
Compared to the fourth quarter of 2020, net interest income increased $17.8 million due to increased interest income, with the largest driver being higher balances of securities, while interest expense remained relatively flat. Average total interest earning assets increased by $11.3 billion for the fourth quarter of 2021 compared to the fourth quarter of 2020, due to an increase in noninterest bearing deposits, which were deployed into securities and interest earning deposits in other banks. The average yield on total interest earning assets decreased from 2.89% for the fourth quarter of 2020 to 1.11% for the fourth quarter of 2021, primarily due to interest earning deposits in other banks being a greater percentage of interest earning assets, and lower yields on securities purchased throughout 2021. Average interest bearing liabilities decreased $44.3 million for the fourth quarter of 2021 compared to the fourth quarter of 2020, due to lower balances of interest bearing deposits and reduced FHLB advances in 2021. The average rate on total interest bearing liabilities increased from 0.87% for the fourth quarter of 2020 to 1.17% for the fourth quarter of 2021, primarily due to the decrease in lower cost interest bearing deposits and FHLB advances, which resulted in a larger proportion of higher cost subordinated debentures as a percentage of total interest bearing liabilities.
Net interest margin for the fourth quarter of 2021 was 1.11%, compared to 1.26% for the third quarter of 2021, and 2.85% for the fourth quarter of 2020. The decrease in the net interest margin compared to the third quarter of 2021 was primarily due to lower yields on recently purchased securities and, to a lesser extent, interest earning deposits in other banks being a greater percentage of interest earning assets. The decrease in the net interest margin compared to the fourth quarter of 2020 was primarily due to a higher proportion of interest earning deposits as a percentage of total interest earning assets, as well as lower yields on securities due to a declining interest rate environment.

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$5,282,661	$2,166	0.16%	$4,104,776	$1,755	0.17%	$689,385	$314	0.18%
Taxable securities	5,735,932	10,178	0.70%	5,449,202	14,000	1.02%	671,209	3,548	2.10%
Tax-exempt securities(1)	1,728,862	9,454	2.17%	1,187,452	6,347	2.12%	266,158	2,173	3.25%
Loans(2)(3)	1,641,345	17,892	4.32%	1,493,590	16,972	4.51%	1,474,893	16,374	4.42%
Other	34,490	777	8.94%	31,028	195	2.49%	15,331	255	6.62%
Total interest earning assets	14,423,290	40,467	1.11%	12,266,048	39,269	1.27%	3,116,976	22,664	2.89%
Noninterest earning assets	295,841			197,477			66,477
Total assets	$14,719,131			$12,463,525			$3,183,453
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$77,564	$27	0.14%	$76,898	$26	0.13%	$114,782	$47	0.16%
FHLB advances and other borrowings	12	—	0.00%	1	—	0.00%	7,098	—	0.00%
Subordinated debentures	15,843	249	6.24%	15,839	247	6.19%	15,829	253	6.36%
Total interest bearing liabilities	93,419	276	1.17%	92,738	273	1.17%	137,709	300	0.87%
Noninterest bearing liabilities:
Noninterest bearing deposits	13,377,552			11,305,650			2,732,692
Other liabilities	49,023			50,657			25,143
Shareholders’ equity	1,199,137			1,014,480			287,909
Total liabilities and shareholders’ equity	$14,719,131			$12,463,525			$3,183,453
Net interest spread(4)			(0.06)%			0.10%			2.02%
Net interest income, taxable equivalent basis		$40,191			$38,996			$22,364
Net interest margin(5)			1.11%			1.26%			2.85%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,985)			(1,333)			(456)
Net interest income, as reported		$38,206			$37,663			$21,908
________________________
(1)Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.
(2)Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(3)Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5)Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company did not record a provision for loan losses for the fourth quarter of 2021, the third quarter of 2021, or for the fourth quarter of 2020 as a result of management’s assessment of the level of the allowance for loan losses relative to the size and composition of the loan portfolio, among other factors.
Noninterest Income
Noninterest income for the fourth quarter of 2021 was $11.1 million, a decrease of $3.0 million, or 21.3%, from the third quarter of 2021. The primary driver of this decrease was a $5.1 million decrease in gain on sale of securities offset by a $1.2 million, or 14.8%, increase in deposit related fees as a result of higher cash management fees from digital currency related customers and a $0.9 million increase in other income due to a gain on sale of other assets.

Noninterest income for the fourth quarter of 2021 increased by $6.2 million, or 128.0%, compared to the fourth quarter of 2020. This increase was primarily due to a $5.5 million, or 144.0%, increase in deposit related fees and a $0.9 million increase in other income due to a gain on sale of other assets, partially offset by a $0.3 million, or 27.9% decrease in mortgage warehouse fee income.

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$684	$665	$949
Deposit related fees	9,378	8,171	3,844
Gain on sale of securities, net	56	5,182	—
Other income	937	24	55
Total noninterest income	$11,055	$14,042	$4,848
Noninterest Expense
Noninterest expense totaled $25.7 million for the fourth quarter of 2021, an increase of $3.3 million, or 14.8%, compared to the third quarter of 2021, and an increase of $8.0 million, or 45.6%, compared to the fourth quarter of 2020. The increase in noninterest expense compared to prior quarter was primarily due to an increase in salaries and employee benefits. The increase in noninterest expense from the fourth quarter of 2020 was primarily driven by an increase in salaries and employee benefits and increased federal deposit insurance expense resulting from the significant growth in digital currency deposits. The increase in noninterest expense from the prior year was partially offset by a decrease in occupancy and equipment expense related to a $2.3 million impairment charge recorded in the fourth quarter of 2020.

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$13,815	$10,729	$9,637
Occupancy and equipment	728	523	3,044
Communications and data processing	1,862	1,793	1,443
Professional services	2,994	2,471	1,163
Federal deposit insurance	3,100	4,297	658
Correspondent bank charges	634	572	410
Other loan expense	364	299	45
Other general and administrative	2,159	1,655	1,225
Total noninterest expense	$25,656	$22,339	$17,625
Income Tax Expense (Benefit)
Income tax expense was $2.2 million for the fourth quarter of 2021, compared to $5.9 million for the third quarter of 2021, and a benefit of $0.1 million for the fourth quarter of 2020. Our effective tax rate for the fourth quarter of 2021 was 9.4%, compared to 20.0% for the third quarter of 2021, and (1.6)% for the fourth quarter of 2020. The lower effective tax rates for the fourth quarter of 2021 and 2020, compared to the third quarter of 2021 were due to higher excess tax benefits recognized on the exercise of stock options and tax-exempt income earned on certain municipal bonds.
Results of Operations, Year Ended December 31, 2021
Net income available to common shareholders for the year ended December 31, 2021 was $75.5 million, or $2.91 per diluted common share, compared to $26.0 million, or $1.36 per diluted share, for the comparable period in 2020.

Net interest income for the year ended December 31, 2021 was $129.3 million, compared to $72.4 million for the same period in 2020. The increase in net interest income was primarily due to a $50.8 million increase in interest income and a $6.1 million decrease in interest expense, primarily due to significant growth in our balance sheet.
Noninterest income for the year ended December 31, 2021 was $45.3 million, compared to $19.2 million for the same period in 2020. The increase in noninterest income was primarily due to a $24.6 million increase in fee income from our digital currency customers and a $1.5 million increase in gain on sale of securities. Digital currency customer related fee income for the year ended December 31, 2021 was $35.8 million, compared to $11.1 million for the year ended December 31, 2020.
Noninterest expense was $89.1 million for the year ended December 31, 2021, compared to $59.6 million for the year ended December 31, 2020. The increase in noninterest expense was primarily due to a $12.4 million increase in federal deposit insurance and a $9.3 million increase in salaries and benefits expense.
Income tax expense was $6.9 million for the year ended December 31, 2021, compared to $5.2 million for the same period in 2020. Our effective tax rates for the years ended December 31, 2021 and 2020 were 8.1% and 16.5%, respectively. The decrease in the Company’s effective tax rate in 2021 was primarily related to higher excess tax benefit from stock-based compensation and tax-exempt income earned on certain municipal bonds.
Balance Sheet
Deposits
At December 31, 2021, deposits totaled $14.3 billion, an increase of $2.6 billion, or 22.5%, from September 30, 2021, and an increase of $9.0 billion, or 172.3%, from December 31, 2020. Noninterest bearing deposits totaled $14.2 billion, representing approximately 99.5% of total deposits at December 31, 2021, an increase of $2.6 billion from the prior quarter end, and a $9.1 billion increase compared to December 31, 2020. The increase in total deposits from the prior year quarter end was driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets and other fintech related customers. The Bank’s 10 largest depositors accounted for $6.5 billion in deposits, or approximately 45.3% of total deposits at December 31, 2021, compared to $5.3 billion in deposits, or approximately 45.6% of total deposits at September 30, 2021, and $2.5 billion in deposits, or approximately 47.5% of total deposits at December 31, 2020, substantially all of which are from customers operating in the digital currency industry.
Our continued growth has been accompanied by significant fluctuations in the level of our deposits, in particular our deposits from customers operating in the digital currency industry, as our customers in this industry typically carry higher balances over the weekend to take advantage of the 24/7 availability of the SEN, and carry lower balances during the business week. The Bank’s average total digital currency customer deposits during the fourth quarter of 2021 amounted to $13.3 billion, with the high and low daily total digital currency deposit levels during such time being $16.0 billion and $10.2 billion, respectively, compared to an average of $11.2 billion during the third quarter of 2021, and high and low daily deposit levels of $12.6 billion and $9.8 billion, respectively.
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and other cash management solutions. These tools enable Silvergate’s customers to grow their businesses and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:

	December 31, 2021		September 30, 2021		December 31, 2020
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	94	$8,288	94	$6,759	76	$2,479
Institutional investors	894	4,220	830	3,344	607	1,811
Other customers	393	1,603	381	1,365	286	749
Total	1,381	$14,111	1,305	$11,468	969	$5,039
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(1)Total deposits may not foot due to rounding.
The weighted average cost of deposits for the fourth quarter of 2021 and for the third quarter of 2021 was 0.00%, compared to 0.01% for the fourth quarter of 2020.

	Three Months Ended
	December 31, 2021		September 30, 2021		December 31, 2020
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$13,377,552	—	$11,305,650	—	$2,732,692	—
Interest bearing accounts:
Interest bearing demand accounts	7,660	0.05%	8,597	0.05%	41,968	0.17%
Money market and savings accounts	69,364	0.14%	67,735	0.14%	71,871	0.15%
Certificates of deposit	540	0.73%	566	0.70%	943	0.84%
Total interest bearing deposits	77,564	0.14%	76,898	0.13%	114,782	0.16%
Total deposits	$13,455,116	0.00%	$11,382,548	0.00%	$2,847,474	0.01%
Loan Portfolio
Total loans, including net loans held-for-investment and loans held for sale, were $1.8 billion at December 31, 2021, an increase of $152.3 million, or 9.4%, from September 30, 2021, and an increase of $167.8 million, or 10.4%, from December 31, 2020.

	December 31, 2021	September 30, 2021	December 31, 2020

	(Dollars in thousands)
Real estate loans:
One-to-four family	$105,098	$119,817	$187,855
Multi-family	56,751	54,636	77,126
Commercial	210,136	250,295	301,901
Construction	7,573	6,046	6,272
Commercial and industrial(1)	335,862	254,624	78,909
Reverse mortgage and other	1,410	1,385	1,495
Mortgage warehouse	177,115	128,975	97,903
Total gross loans held-for-investment	893,945	815,778	751,461
Deferred fees, net	275	883	2,206
Total loans held-for-investment	894,220	816,661	753,667
Allowance for loan losses	(6,916)	(6,916)	(6,916)
Loans held-for-investment, net	887,304	809,745	746,751
Loans held-for-sale(2)	893,194	818,447	865,961
Total loans	$1,780,498	$1,628,192	$1,612,712
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(1)Commercial and industrial loans includes $335.9 million, $254.5 million and $77.2 million of SEN Leverage loans as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
(2)Loans held-for-sale are comprised entirely of mortgage warehouse loans for all periods presented.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was unchanged at $6.9 million at December 31, 2021, compared to September 30, 2021 and December 31, 2020. The ratio of the allowance for loan losses to total loans held-for-investment at December 31, 2021 was 0.77%, compared to 0.85% and 0.92% at September 30, 2021 and December 31, 2020, respectively.
Nonperforming assets totaled $4.0 million, or 0.03% of total assets, at December 31, 2021, a decrease of $1.8 million from $5.8 million, or 0.05% of total assets at September 30, 2021. Nonperforming assets decreased $0.9 million, from $4.9 million, or 0.09%, of total assets, at December 31, 2020.

	December 31, 2021	September 30, 2021	December 31, 2020

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans	$4,007	$5,781	$4,918
Troubled debt restructurings	$1,713	$1,867	$1,525
Other real estate owned, net	—	—	—
Nonperforming assets	$4,007	$5,781	$4,918

Asset Quality Ratios:
Nonperforming assets to total assets	0.03%	0.05%	0.09%
Nonaccrual loans to total loans(1)	0.45%	0.71%	0.65%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.00%
Allowance for loan losses to total loans(1)	0.77%	0.85%	0.92%
Allowance for loan losses to nonaccrual loans	172.60%	119.63%	140.63%
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(1)Loans exclude loans held-for-sale at each of the dates presented.
Securities
Securities available-for-sale increased $1.4 billion, or 19.2%, from $7.2 billion at September 30, 2021, and increased $7.7 billion, or 818.5%, from $939.0 million at December 31, 2020, to $8.6 billion at December 31, 2021. During the fourth quarter of 2021, the Company purchased $2.7 billion of securities, including $991.9 million of tax-exempt municipal bonds, $770.7 million of agency residential mortgage-backed securities, $760.8 million of agency commercial mortgage-backed securities, $121.5 million of U.S. agency securities excluding mortgage-backed securities, and $22.7 million of taxable municipal bonds, bringing total purchases during 2021 to $9.5 billion. During the fourth quarter of 2021, the Company sold $1.1 billion of longer duration securities and recognized an immaterial net gain. In addition, the Company sold its two LIBOR-based interest rate swap contracts, and the taxable municipal bond that such swap contracts hedged, in the fourth quarter of 2021. The realized gain on sale of the interest rate swap contracts of $0.9 million was recognized in other noninterest income.
Capital Ratios
At December 31, 2021, the Company’s ratio of common equity to total assets was 8.84%, compared with 6.88% at September 30, 2021, and 5.27% at December 31, 2020. At December 31, 2021, the Company’s book value per common share was $46.55, compared to $33.10 at September 30, 2021, and $15.63 at December 31, 2020.
At December 31, 2021, the Company had a tier 1 leverage ratio of 11.07%, common equity tier 1 capital ratio of 48.25%, tier 1 risk-based capital ratio of 55.35% and total risk-based capital ratio of 55.60%.
At December 31, 2021, the Bank had a tier 1 leverage ratio of 10.49%, common equity tier 1 capital ratio of 52.49%, tier 1 risk-based capital ratio of 52.49% and total risk-based capital ratio of 52.75%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.

Capital Ratios(1)	December 31, 2021	September 30, 2021	December 31, 2020
The Company
Tier 1 leverage ratio	11.07%	8.71%	8.29%
Common equity tier 1 capital ratio	48.25%	40.98%	21.53%
Tier 1 risk-based capital ratio	55.35%	50.80%	22.88%
Total risk-based capital ratio	55.60%	51.13%	23.49%
Common equity to total assets	8.84%	6.88%	5.27%
The Bank
Tier 1 leverage ratio	10.49%	8.24%	8.22%
Common equity tier 1 capital ratio	52.49%	48.04%	22.71%
Tier 1 risk-based capital ratio	52.49%	48.04%	22.71%
Total risk-based capital ratio	52.75%	48.37%	23.32%
________________________
(1)December 31, 2021 capital ratios are preliminary.
Equity Offerings
On December 9, 2021, the Company completed its underwritten public offering of 3,806,895 shares of Class A common stock at a price of $145.00 per share, including 496,551 shares of Class A common stock upon the exercise in full by the underwriters of their option to purchase additional shares. The aggregate gross proceeds of the offering were $552.0 million and net proceeds to the Company were $530.3 million after deducting underwriting discounts and offering expenses.
Subsequent Event
On January 13, 2021, the Company’s Board of Directors declared a quarterly dividend payment of $13.44 per share, equivalent to $0.336 per depositary share, on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), for the period covering November 15, 2021 through February 14, 2022, for a total dividend of $2.7 million. The depositary shares representing the Series A Preferred Stock are traded on the New York Stock Exchange under the symbol “SI PRA.” The dividend will be payable on February 15, 2022 to shareholders of record of the Series A Preferred Stock as of January 28, 2021.
Conference Call and Webcast
The Company will host a conference call on Tuesday, January 18, 2022 at 11:00 a.m. (Eastern Time) to present and discuss fourth quarter and full year 2021 financial results. The conference call can be accessed live by dialing 1-844-200-6205 or for international callers, 1-929-526-1599, entering the access code 199002. A replay will be available starting at 1:00 p.m. (Eastern Time) on January 18, 2022 and can be accessed by dialing 1-866-813-9403, or for international callers +44-204-525-0658. The passcode for the replay is 675337. The replay will be available until 11:59 p.m. (Eastern Time) on February 1, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergate.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to fully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Hunter Stenback / Ashna Vasa
858-200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
ASSETS
Cash and due from banks	$208,193	$168,628	$52,859	$16,422	$16,405
Interest earning deposits in other banks	5,179,753	3,615,860	4,415,458	4,315,100	2,945,682
Cash and cash equivalents	5,387,946	3,784,488	4,468,317	4,331,522	2,962,087
Trading securities, at fair value	—	—	26,998	1,990	—
Securities available-for-sale, at fair value	8,625,259	7,234,216	6,176,778	1,717,418	939,015
Loans held-for-sale, at lower of cost or fair value	893,194	818,447	748,577	897,227	865,961
Loans held-for-investment, net of allowance for loan losses	887,304	809,745	740,155	728,390	746,751
Federal home loan and federal reserve bank stock, at cost	34,010	34,010	29,460	14,851	14,851
Accrued interest receivable	40,370	32,154	24,505	9,432	8,698
Premises and equipment, net	3,008	1,483	1,604	1,758	2,072
Derivative assets	34,056	37,210	39,454	34,442	31,104
Other assets	100,348	24,868	33,628	20,122	15,696
Total assets	$16,005,495	$12,776,621	$12,289,476	$7,757,152	$5,586,235
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$14,213,472	$11,586,318	$11,290,638	$6,889,281	$5,133,579
Interest bearing accounts	77,156	76,202	80,918	113,090	114,447
Total deposits	14,290,628	11,662,520	11,371,556	7,002,371	5,248,026
Subordinated debentures, net	15,845	15,841	15,838	15,834	15,831
Accrued expenses and other liabilities	90,186	26,179	31,575	25,326	28,079
Total liabilities	14,396,659	11,704,540	11,418,969	7,043,531	5,291,936
Commitments and contingencies
Preferred stock	2	2	—	—	—
Class A common stock	304	265	265	248	188
Class B non-voting common stock	—	—	—	—	1
Additional paid-in capital	1,421,592	891,611	697,070	551,798	129,726
Retained earnings	193,860	175,485	151,993	131,058	118,348
Accumulated other comprehensive (loss) income	(6,922)	4,718	21,179	30,517	46,036
Total shareholders’ equity	1,608,836	1,072,081	870,507	713,621	294,299
Total liabilities and shareholders’ equity	$16,005,495	$12,776,621	$12,289,476	$7,757,152	$5,586,235

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest income
Loans, including fees	$17,892	$16,972	$16,374	$68,619	$54,732
Taxable securities	10,178	14,000	3,548	36,094	17,465
Tax-exempt securities	7,469	5,014	1,717	17,301	5,062
Other interest earning assets	2,166	1,755	314	6,799	1,639
Dividends and other	777	195	255	1,581	692
Total interest income	38,482	37,936	22,208	130,394	79,590
Interest expense
Deposits	27	26	47	134	5,807
Federal home loan bank advances	—	—	—	—	336
Subordinated debentures and other	249	247	253	993	1,083
Total interest expense	276	273	300	1,127	7,226
Net interest income before provision for loan losses	38,206	37,663	21,908	129,267	72,364
Provision for loan losses	—	—	153	—	742
Net interest income after provision for loan losses	38,206	37,663	21,755	129,267	71,622
Noninterest income
Mortgage warehouse fee income	684	665	949	3,056	2,539
Deposit related fees	9,378	8,171	3,844	35,981	11,341
Gain on sale of securities, net	56	5,182	—	5,238	3,753
Gain on sale of loans, net	—	—	—	—	354
Gain on extinguishment of debt	—	—	—	—	925
Other income	937	24	55	981	265
Total noninterest income	11,055	14,042	4,848	45,256	19,177
Noninterest expense
Salaries and employee benefits	13,815	10,729	9,637	45,794	36,493
Occupancy and equipment	728	523	3,044	2,464	5,690
Communications and data processing	1,862	1,793	1,443	7,072	5,406
Professional services	2,994	2,471	1,163	9,776	4,460
Federal deposit insurance	3,100	4,297	658	13,537	1,172
Correspondent bank charges	634	572	410	2,515	1,533
Other loan expense	364	299	45	1,117	326
Other general and administrative	2,159	1,655	1,225	6,845	4,525
Total noninterest expense	25,656	22,339	17,625	89,120	59,605
Income before income taxes	23,605	29,366	8,978	85,403	31,194
Income tax expense (benefit)	2,214	5,874	(141)	6,875	5,156
Net income	21,391	23,492	9,119	78,528	26,038
Dividends on preferred stock	3,016	—	—	3,016	—
Net income available to common shareholders	$18,375	$23,492	$9,119	$75,512	$26,038
Basic earnings per common share	$0.67	$0.89	$0.49	$2.95	$1.39
Diluted earnings per common share	$0.66	$0.88	$0.47	$2.91	$1.36
Weighted average common shares outstanding:
Basic	27,527	26,525	18,744	25,582	18,691
Diluted	27,744	26,766	19,349	25,922	19,177